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                          STURM, RUGER & COMPANY, INC.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



                             AS OF JANUARY 1, 1996







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                          STURM, RUGER & COMPANY, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
Article I.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Article II.      ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Article III.     NORMAL RETIREMENT BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Article IV.      EARLY RETIREMENT BENEFIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Article V.       DEATH BENEFIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Article VI.      DISABILITY BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Article VII.     PAYMENT OF BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Article VIII.    VESTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Article IX.      PARTICIPANTS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Article X.       AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Article XI.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21







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                          STURM, RUGER & COMPANY, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



                 This Plan is hereby adopted for the benefit of eligible employees of Sturm, Ruger & Company, Inc. (the "Employer") effective January 1, 1996.

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                                                                               2



ARTICLE I.       DEFINITIONS

                 1.1 "Annual Pay" means the compensation of a Participant from the Employer including bonuses and any other incentive compensation and special payments provided, however, that in no event shall "Annual Pay" be deemed to exceed $400,000 for purposes of this Plan..

                 1.2 "Change of Control Date" means the effective date of one of the following events: (i) sale or exchange of substantially all of the capital stock of the Employer; (ii) sale of substantially all of the assets of the Employer; (iii) sale of substantially all of the capital stock of the Employer owned of record and beneficially by William B. Ruger and members of his family; or (iv) the merger or consolidation of the Employer with or into one or more other corporations; and, in each of such four cases, the sale of stock or assets is to, or the exchange of stock is with, or the merger or consolidation is with or into one or more persons, firms or corporations, which, as of January 1, 1996, do not own at least ten (10%) percent of the capital stock of the Employer.

                 1.3 "Committee" means the committee composed of employees of the Employer and such other individuals who may be appointed and removed by the Board of Directors of the Employer to administer the Plan. Members of the Committee shall receive no fees or compensation for serving on the Committee.

                 1.4 "Disability" means a physical or mental condition that renders the Participant incapacitated as defined under the Sturm, Ruger & Company, Inc. Profit-Sharing Plan.

                 1.5 "Early Retirement Date" means any date on which a Participant terminates employment with the Employer on or after both attaining age 60 and having completed at least


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                                                                               3

ten complete years of service with the Employer (measured from the first date of employment) and prior to the date on which the Participant attains his Normal Retirement Date.

                 1.6          "Effective Date" means January 1, 1996.

                 1.7 "Final Average Annual Pay" means the Participant's average Annual Pay as annualized for the 36 consecutive months of the Participant's participation in the Plan during which such Annual Pay is the highest or, in the event the Participant has not participated in the Plan for at least 36 months, such shorter period during which he has so participated.

                 1.8 "Normal Retirement Date" means any date on which the Participant terminates employment after both having attained age 65 and having completed at least ten complete years of service with the Employer (measured from the first date of employment).

                 1.9 "Participant" means any Employee who is selected by the Committee to participate in this Plan; provided, however, that to be eligible under this Plan, the Participant must be an officer who has attained the level of at least Vice President.

                 1.10           "Plan Benefit" means the benefit described in
Section 4.1 of the Sturm, Ruger & Company, Inc. Supplemental Executive Profit-Sharing Plan.

                 1.11 "Salaried Employees Retirement Income Plan Offset" means the annual amount of benefit payable to the Participant under the Sturm, Ruger & Company, Inc. Salaried Employees Retirement Income Plan (the "Retirement Plan") in the form of a single life annuity if the Participant is not married or in the form of a joint and 50% survivor annuity (with spouse coannuitant) if the Participant is married. For purposes of computing this offset, the amount of such Retirement Plan benefit shall be based on the assumption that the Participant had opted for







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                                                                               4



benefit commencement as of his normal retirement date (as defined in the Retirement Plan). The computed amount of such Retirement Plan offset shall also reflect the Participant's average annual compensation, covered compensation and benefit accrual period of service (all as defined in the Retirement Plan) at the time he ceases his participation in such Retirement Plan as an active salaried employee.

                 1.12 "Social Security PIA Offset" means the estimated annual amount of U.S. Social Security benefit (primary insurance amount only) payable to the Participant commencing at age 65. For purposes of estimating such Social Security benefit, the applicable conventional tables of such estimated Social Security PIA amounts shall be used, which tables incorporate the assumptions (a) that the Participant had a typical working career in the U.S. work force prior to the time of such Social Security benefit estimate at prior annual wages discounted from the estimation year by the change in average wages determined by the U.S. Social Security Administration, and (b) that the Participant will not receive any further wages covered under U.S. Social Security in any year subsequent to the estimation year. The provisions of the U.S. Social Security Law in effect at the time the Participant ceases his participation in this Supplemental Plan as an active salaried employee shall apply for purposes of determining his "Social Security PIA Offset."

                 1.13 "Supplemental Benefits" means benefits payable under the terms of this Plan.








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                                                                               5



ARTICLE II.      ELIGIBILITY

                 2.1 The Committee shall select those key executives of the Employer to be eligible to participate in the Plan based on such individuals' responsibilities and contributions to the Employer's operations and profits. Eligible employees shall include only those employees of the Employer who are officers and have attained the level of at least Vice President. The Committee shall review eligibility for participation from time to time and may discontinue participation by any particular employee at any time. Those individuals who are selected to participate in the Plan shall be so notified by the Committee. The Committee may, in its sole discretion, establish a retroactive date of participation for any individual who is selected to participate in the Plan.







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                                                                               6



ARTICLE III.     NORMAL RETIREMENT BENEFITS

                 3.1 If a Participant (including for this purpose a former Participant) continues rendering services to the Employer until his Normal Retirement Date, he shall be entitled to receive the annual Supplemental Benefits set forth in this Article III.

                 3.2          Computation of annual Supplemental Benefits:

                              3.2.1   A Participant attaining his Normal
                                      Retirement Date with 25 or more years of service with the Employer shall be entitled to annual Supplemental Benefits equal to 50% of his Final Average Annual Pay less (i) his Salaried Employees Retirement Income Plan Offset, less (ii) his Social Security PIA Offset.

                              3.2.2   A Participant attaining his Normal
                                      Retirement Date with at least 10 but less than 25 years of service with the Employer shall be entitled to annual Supplemental Benefits equal to two percent (2%) of the Participant's Final Average Annual Pay for each complete credited year of service with the employer up to a maximum of 50% of such Final Average Annual Pay less (i) his Salaried Employees Retirement Income Plan Offset, less (ii) his Social Security PIA Offset.

                              3.2.3 A former Participant attaining his Normal Retirement Date with at least 10 years of service with the Employer shall be entitled to annual Supplemental Benefits equal to two percent (2%) of the







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                                                                               7



                                      Participant's Final Average Annual Pay for each complete credited year of service with the Employer, until such former Participant ceased his eligibility under the Plan, up to a maximum of 50% of such Final Average Annual Pay less (i) his Salaried Employees Retirement Income Plan Offset, less (ii) his Social Security PIA Offset.

                              3.2.4 Payment of annual Supplemental Benefits under Article III shall commence on the first day of the month coincident with or next following the date on which the individual attains age 65.

                 Section 3.3 In the event a Participant who has attained his Normal Retirement Date dies after termination of employment and has a spouse on the date of his death, such spouse shall be entitled to receive for the remainder of the spouse's lifetime a benefit equal to 50% of the benefit that had been payable to the Participant pursuant to Section 3.2. In the event that the Participant's spouse who is to receive the benefits pursuant to this
Section 3.3 was not the Participant's spouse when the Participant attained his Normal Retirement Date, the above 50% spousal benefit percentage shall be reduced by one percent for each year by which the spouse's year of birth exceeds the Participant's year of birth. In the event that such Participant dies without leaving a surviving spouse or if a surviving spouse dies, in each case, leaving natural or adopted children under the age of 21 years surviving ("Minor Children"), the annual Supplemental Benefit otherwise payable to the Participant's spouse shall be divided by the number of Minor Children

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                                                                               8





and the amount so determined shall be payable to each Minor Child until such child reaches age 21 years when such payment to such child shall cease.

ARTICLE IV.      EARLY RETIREMENT BENEFIT

                 4.1 If a Participant (including for this purpose a former Participant) attains his Early Retirement Date while employed by the Employer but fails to attain his Normal Retirement Date, he shall be entitled to receive the annual Supplemental Benefits set forth in this Article IV. Such annual Supplemental Benefits shall commence on the first day of the month coincident with or next following the date on which the individual attains age 65.

                 4.2 The annual Supplemental Benefits shall be equal to two percent (2%) of the Participant's Final Average Annual Pay for each complete credited year of service with the Employer, until such Participant or former Participant ceased his eligibility under the Plan, up to a maximum of 50% of such Final Average Annual Pay less (i) his Salaried Employees Retirement Income Plan Offset, less (ii) his Social Security PIA Offset.

                 4.3 In the event a Participant who has attained his Early Retirement Date dies after termination of employment or a former Participant dies while still employed and has a spouse on the date of his death, such spouse shall be entitled to receive, commencing on the first day of the month coincident with or next following the date on which the Participant or former Participant would have attained age 65 and continuing for the remainder of the spouse's lifetime, a benefit equal to 50% of the benefit payable under Section 4.2. In the event that the Participant's spouse who is to receive the benefits pursuant to this Section 4.3 was not the Participant's spouse when the Participant attained his Normal Retirement Date, the above 50% spousal benefit percentage shall be reduced by one percent for each year by which the spouse's year of birth exceeds the Participant's year of birth. In the event that such individual dies without leaving a







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                                                                              10



surviving spouse or if a surviving spouse dies, in each case, leaving Minor Children, the annual Supplemental Benefit otherwise payable to the individual's spouse shall be divided by the number of Minor Children and the amount so determined shall be payable to each Minor Child until such child reaches age 21 years when such payment to such child shall cease.







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                                                                              11



ARTICLE V.       DEATH BENEFIT

                 5.1 If a Participant dies while still employed and has a surviving spouse on the date of his death, annual Supplemental Benefits shall be payable to such spouse commencing on the first day of the month coincident with or next following the date of the Participant's death. The amount of the annual Supplemental Benefits shall be equal to 50% of the benefit that the Participant would have received pursuant to Section 3.2 but based on his Final Average Annual Pay at the date of his death. For purposes of this
Section 5.1, in computing the annual Supplemental Benefits payable under this Plan, the Participant will be deemed to have 25 years of service with the Employer. In the event that such individual dies without leaving a surviving spouse or if a surviving spouse dies, in each case, leaving Minor Children, the annual Supplemental Benefit otherwise payable to the Participant's spouse shall be divided by the number of Minor Children and the amount so determined shall be payable to each Minor Child until such child reaches age 21 years when such payment to such child shall cease.







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                                                                              12



ARTICLE VI.      DISABILITY BENEFITS

                 6.1 In the event of a Participant's Disability, he shall be entitled to annual Supplemental Benefits commencing on the first day of the month following the date on which he attains age 65 equal to the benefit that he would have received under Section 3.2 had he remained in the employment of the Employer until age 65 provided, however, that the benefit shall be based on his Final Average Annual Pay on the date his disability commenced.

                 6.2 In the event of a Participant's death after termination of his employment due to Disability and at any time he still has such Disability, a benefit shall be paid to his surviving spouse and/or dependent children in the same amount and in the same manner as specified in
Section 3.3.







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                                                                              13



ARTICLE VII.     PAYMENT OF BENEFITS

                 7.1 The amount of Supplemental Benefits shall be calculated as an annual amount. However, once so calculated, the annual Supplemental Benefits shall be paid on the first day of each month following the date on which eligibility for any such benefit is determined in an amount equal to 1/12 of the annual benefit. Such annual Supplemental Benefits shall be payable until the first of the month preceding the date that the recipient dies or becomes ineligible for such benefit.

                 7.2 Effective January 1, 1998 and biennually thereafter, a cost-of-living increase shall be payable to Plan Participants (including for this purpose former Participants), or if applicable, the spouse of the Participant, or the Minor Children of the Participant. The Employer will undertake a review of the increase in the Consumer Price Index that has occurred since the end of the last CPI measuring period (with the first measuring period commencing January 1, 1997). Once the increase has been determined, the Employer will adjust each monthly Supplemental Benefit payment in the year of determination as soon as practicable to reflect 50% of such increase. In cases where such sum is de minimis, the Employer may provide a flat minimum increase. For purposes of this cost-of-living increase, Consumer Price Index shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers - U.S. City Average (or, if publication of the Index is terminated, any substantially equivalent successor thereto) as published by the Bureau of Labor Statistics of the United States Department of Labor. The adjustment described in this section
7.2 shall be paid with the monthly payments under the Plan and become an integral part of the Plan. The adjustment to the monthly Supplemental Benefit payment to the spouse of the Participant, or the Minor Children of the Participant shall become effective with the monthly payments payable as of any designated implementation date and shall be payable monthly thereafter for the remaining lifetime of the Participant's spouse or to each Minor Child until such child reaches age 21.

ARTICLE VIII.    VESTING

                 8.1 Unless a Participant or his spouse or dependents are entitled to a benefit pursuant to Articles III through VI of this Plan, no benefit shall be payable pursuant to this Plan.

                 8.2          Change in Control:

                              8.2.1 Upon the Change of Control Date, all Participants (or former Participants) in the Plan shall be fully vested which means that all Participants shall be entitled to Supplemental Benefits and no Participant on the Change of Control Date can be removed from the Plan, nor can his benefits be terminated, modified, reduced or eliminated, except as provided in this
                                       Section 8.2.

                              8.2.2 Notwithstanding the provisions of Section 8.1, a lump sum, as defined in Section 8.2.4, shall be payable forthwith to any Participant (or former Participant) who, on, as of or within three years after the Change of Control Date is, without his consent, either (i) terminated by the Employer from employment for any reason other than fraud, theft, deceit, bribery, breach of contract or conduct which would constitute a criminal offense under the laws of Connecticut or of the United States; (ii) demoted to a position of reduced duties and responsibilities with a commensurate reduction in total compensation; or (iii) required as a condition of employment to move his principal place of employment more than








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                                                                              16



                                       50 miles from his principal place of
                                       employment on the Change of Control Date;
                                       and provided that (a) such Participant
                                       promptly protests such move in writing;
                                       or (b) such required move is not
                                       temporary in nature, which is defined as for one year or less. Notwithstanding the above, any Participant or former Participant who is presently receiving Supplemental Benefits at the time of a Change of Control shall automatically receive a lump-sum as described in
                                       Section 8.2.4 below, as soon as
                                       practicable after the Change of Control.

                              8.2.3    The payment of the lump sum to a
                                       Participant (or former Participant) as
                                       provided by this Section 8.2 shall be in full payment and satisfaction of all rights and benefits otherwise payable under this Plan to such Participant. Consent by a Participant to a demotion or change of place of employment shall constitute a waiver of any rights or benefits under this Section 8.2 as a result of any subsequent demotion or change of place of employment. The giving of such consent by a Participant may be made a condition of continued employment of such Participant by the Employer.

                              8.2.4 The amount of the lump sum payment shall be equal to the present value of the Participant's (or former Participant's) Supplemental Benefits payable at the Participant's Normal Retirement Date calculated under Section 3.2 as if the Participant were a former Participant on the date of the lump sum payment and based on the Participant's Final Average Annual Pay and years of service with the Employer on such date (provided, however, that in no event shall the Participant's years of service with the Employer for this purpose be deemed to be less than ten). Present value shall be determined
                                       by using the interest rate equal to the
                                       Moody's Seasoned AAA Corporate Bond Rate as published by the Federal Reserve on the first Monday of the year in which the present value is being determined and by using the 1983 Group Annuity Mortality Table. For those Participants and former Participants in pay status, their lump sum will be determined based upon (a) their age at the date of Change of Control and (b) the actuarial present value of their future Supplemental Benefits utilizing the interest and mortality bases specified above.

                              8.2.5 To the extent that the amount of the lump-sum payment to be made under section
                                       8.2 triggers the tax imposed pursuant to
                                       Section 4999 of the Internal Revenue Code
                                       ("Excise Tax"), the Employer agrees to
                                       reimburse Participant ("Gross-Up
                                       Payment") in an amount such that the
                                       lump-sum amount specified in Section
                                       8.2.4 above, after deduction of any
                                       Excise Tax on the lump-sum payment and
                                       any
                                       federal, state and local income tax upon the Gross-Up Payment, shall be equal to the lump-sum payment specified in Section
                                       8.2.4 above, provided it is understood
                                       that the Participant or former
                                       Participant shall be responsible for the payment of any federal, state and local income tax on the lump-sum payment determined without regard to the additional Gross-Up Payment.

ARTICLE XI.      PARTICIPANTS' RIGHTS

                 9.1 The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. Any Participant and any successor in interest to him shall be and remain only a general, unsecured creditor of the Employer with respect to the Supplemental Benefits payable under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability.

                 9.2 Neither the Participant nor any successor in interest to him shall have the power to transfer, assign, anticipate, modify, or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment or execution or be transferrable by operation of law in the event of bankruptcy, insolvency or otherwise of any Participant or successor in interest.

ARTICLE X.       AMENDMENT

                 10.1 This Plan may be amended, suspended or terminated, in whole or in part, by the Employer at any time without the consent of any employee, participant or beneficiary. The Committee may adopt any amendment which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment does not have a material effect on the currently estimated cost to the Employer of maintaining the Plan. No amendment to the Plan shall reduce any Supplemental Benefits that any Participant has presently accrued under Articles III, IV, V and VI of this Plan on the date of amendment where the participant would have a right to payment if his employment then terminated. Subject to the provisions of Article VIII, on the termination of the Plan, any Supplemental Benefits that have accrued shall be payable only upon the actual date of termination of employment of a Participant and would have a right to payment if his employment then terminated.

ARTICLE XI.      MISCELLANEOUS

                 11.1 The Committee shall have the power and authority to interpret, construe and administer this Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

                 11.2 Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an executive or in any other capacity.

                 11.3 If the Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan.

                 11.4 This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

                 11.5 The masculine gender shall include the feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

                 11.6 This Plan shall be construed in accordance with and governed by the laws of the State of Connecticut.